Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Third Quarter 2023 Operating Results
SAN FRANCISCO, October 26, 2023 — The Federal Home Loan Bank of San Francisco (Bank) today announced its third quarter 2023 operating results. Net income for the third quarter of 2023 was $103 million, an increase of $23 million compared with net income of $80 million for the third quarter of 2022.
“The Bank continues to serve a critical role in providing on-demand liquidity to more than 300 member institutions across our three-state district,” said Teresa Bryce Bazemore, president and chief executive officer of FHLBank San Francisco. “We are intently focused on delivering on our mission to provide reliable access to low-cost liquidity and deliver resources for affordable housing and economic development.”
The $23 million increase in net income relative to the prior-year period was primarily attributable to a positive shift of $25 million in other income/(loss) and an increase of $14 million in net interest income. These increases in income were partially offset by an increase of $14 million in other expense.
–The $25 million change in other income/(loss) primarily resulted from an increase of $16 million in net fair value gains on interest rate swaps classified as economic hedges and a decrease of $8 million in net fair value losses on financial instruments carried at fair value.
–The $14 million increase in net interest income reflected higher yields on higher average balances of advances and investments, partially offset by higher interest costs on greater funding levels and higher dividends paid on mandatorily redeemable capital stock classified as interest expense.
–The $14 million increase in other expense primarily reflected an increase of $8 million in charitable contributions to fund downpayment assistance grants to middle-income homebuyers, delivered by participating member financial institutions.
At September 30, 2023, total assets were $95.0 billion, a decrease of $26.1 billion from $121.1 billion at December 31, 2022, primarily attributable to a decrease of $25.8 billion in advances to $63.6 billion at September 30, 2023, from $89.4 billion at December 31, 2022. The net decrease of $0.1 billion in total investments since December 31, 2022 to $30.2 billion at September 30, 2023, primarily resulted from a decrease of $4.3 billion in securities purchased under agreements to resell, largely offset by an increase of $3.3 billion in mortgage-backed securities and a $0.8 billion increase in Federal funds sold.
During the third quarter, the Bank announced a series of measures designed to support its members and the communities they serve, including its 2023 Affordable Housing Program (AHP) commitment, funded with 10% of the Bank’s previous year’s net income, that will deliver $32.9 million in grants, supporting 38 projects that will create more than 2,800 units of affordable housing throughout Arizona, California, and Nevada.
In addition, earlier this year, the Bank’s board of directors approved plans to voluntarily allocate up to an additional 5% of its 2023 annual net income to fund affordable housing and economic development initiatives. With this increase, the Bank more than doubled its 2023 AHEAD economic development grants to $4 million to help 75 local organizations boost economic opportunity in underserved communities, compared to the prior year's AHEAD grants. Additionally, the Bank announced a $2 million commitment to its 2023 Empowering Black Homeownership matching grant program, doubling the amount over the program's inaugural year funding in 2022.
“In uncertain economic times, we serve as a pillar of financial strength for our members and the communities we serve,” added Bazemore. “Our commitment to supporting affordable housing initiatives and bridging the wealth and homeownership gap for underserved communities is rock solid and we are gratified to deploy significant resources to support a number of innovative programs that go to the heart of our mission.”
As of September 30, 2023, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 7.9% at September 30, 2023. The increase in the regulatory capital ratio from 6.4% at December 31, 2022 mainly resulted from the decrease in total assets during 2023. The Bank also exceeded its risk-based capital requirement of $1.3 billion with $7.5 billion in permanent capital. Total retained earnings increased to $4.2 billion as of September 30, 2023, from $4.0 billion at yearend 2022.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the third quarter of 2023 at an annualized rate of 8.25%, an increase from the 7.75% rate paid for the prior quarter. In addition, the Board approved an updated framework and dividend philosophy to reflect changes in the current interest rate environment and business conditions. Under this approach, the Bank will endeavor to pay a quarterly dividend rate that is equal to or greater than the current market rate for a highly rated investment (e.g., SOFR) and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The third quarter of 2023 dividend is $68 million, and the Bank expects to pay the dividend on November 9, 2023.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sep 30, 2023	Dec 31, 2022
Total Assets	$95,021	$121,056
Advances	63,584	89,400
Mortgage Loans Held for Portfolio, Net	770	815
Investments, Net[1]	30,235	30,291
Consolidated Obligations:
Bonds	70,907	75,768
Discount Notes	14,293	35,929
Mandatorily Redeemable Capital Stock	776	5
Capital Stock – Class B – Putable	2,485	3,758
Retained Earnings	4,222	3,994
Accumulated Other Comprehensive Income/(Loss)	(55)	(29)
Total Capital	6,652	7,723

Selected Other Data at Period End	Sep 30, 2023	Dec 31, 2022
Regulatory Capital Ratio[2]	7.87%	6.41%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net Interest Income	$171	$157	$637	$386
Provision for/(Reversal of) Credit Losses	7	9	7	9
Other Income/(Loss)	7	(18)	(15)	(31)
Other Expense	55	41	148	117
Affordable Housing Program Assessment	13	9	48	23
Net Income/(Loss)	$103	$80	$419	$206

	Three Months Ended		Nine Months Ended
Selected Other Data for the Period	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net Interest Margin[3]	0.68%	0.63%	0.70%	0.68%
Return on Average Assets	0.41	0.32	0.46	0.36
Return on Average Equity	6.17	4.52	7.69	4.09
Annualized Dividend Rate[4]	7.75	6.00	7.26	6.00
Average Equity to Average Assets Ratio	6.63	7.16	5.99	8.81

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2023, and December 31, 2022, was $7.5 billion and $7.8 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; high rates of inflation and increases in interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than the current rate for a highly rated investment. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com